UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 28, 2008

Date of Report (date of earliest event reported)

XTENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33282	41-2047573
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

125 Constitution Drive

Menlo Park, California 94025-1118

(Address of principal executive offices)

(650) 475-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 28, 2008, XTENT, Inc. (“XTENT”) and Cardiovascular Research Foundation (“CRF”) executed a Work Order (the “Work Order”) pursuant to the Bioinformatics Master Services Agreement dated December 27, 2006, by and between XTENT and CRF (the “Master Agreement”).  Pursuant to the Work Order, CRF agrees to perform certain data coordination and analysis services with respect to XTENT’s planned CUSTOM IV clinical trial for its Custom NX drug eluting stent systems.

XTENT estimates that it will pay a total of $6.9 to $7.7 million to CRF over a period of approximately 75 months under the terms of the Work Order.  Payments will be made in installments as certain trial related milestones are reached.  The first payment of $638,097 became due upon execution of the Work Order.  Subsequent payments do not commence until XTENT obtains an Investigational Device Exemption from the Food and Drug Administration permitting it to initiate the CUSTOM IV trial.

The Work Order became effective on January 28, 2008 and unless it is terminated sooner, it will remain in effect until the parties perform all of their obligations under the Work Order.  Either party may terminate the Work Order for any reason upon sixty days’ notice. Either party may also terminate the Work Order if the other party breaches the terms of the Work Order and fails to cure the breach within 30 days of notice.

Under the terms of the Master Agreement, XTENT agrees to indemnify CRF from and against any claims, losses or damages arising from any material misrepresentations made by XTENT in the Master Agreement or Work Order; any material breach by XTENT of any warranty or obligation under the Master Agreement or Work Order; and any negligent or wrongful acts or omissions of XTENT, its employees or agents.  Under the terms of the Master Agreement, CRF agrees to indemnify XTENT from and against any claims, losses or damages arising from any failure of CRF to follow an applicable protocol; any material misrepresentation made by CRF in the Master Agreement or Work Order; any material breach by CRF of any obligation or warranty under the Master Agreement or Work Order; and any negligent or wrongful act of CRF in performing obligations under the Master Agreement or Work Order.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTENT, INC.

Date: February 1, 2008	By:	/s/ Timothy D. Kahlenberg
Timothy D. Kahlenberg
Chief Financial Officer